EXHIBIT 99.1

Dan Rua Joins IZEA Board of Directors
Technology venture capitalist brings operational leadership to Board

Orlando, Fla. (August 2, 2012) - IZEA, Inc. (IZEAD:OTCQB), announces that Mr. Dan Rua rejoins its Board of Directors effective immediately, having previously served as Executive Chairman and as an early investor in then-IZEA Innovations, Inc., from September 2006 to May 2011.

He is a former director of InphoMatch (acquired by Sybase) and AuctionRover (acquired by Overture/Yahoo), and serves other board and operating roles as part of his technology investing. Mr. Rua is a Managing Partner of Inflexion Partners, Florida's early-stage venture capital fund. Prior to Inflexion, Mr. Rua was a Partner with Draper Atlantic, the east coast fund of Silicon Valley's early-stage venture firm Draper Fisher Jurvetson. Before that Mr. Rua led Internet protocol development at IBM's Networking Labs in Research Triangle. Dan has participated in funding and building over forty technology companies and managed funds totaling over $140 million.

“Dan brings more than 20 years of technology, fundraising and M&A experience to IZEA's Board of Directors,” said Ted Murphy, Founder and CEO, IZEA. “His knowledge and operational leadership, combined with his extensive familiarity of IZEA's products and services, will be significant assets as we continue our expansion. We are thrilled to have him rejoin the team.”

Mr. Rua holds an M.B.A. from the Kenan-Flagler Business School and a Juris Doctorate from the School of Law, both at the University of North Carolina. He earned a bachelor's of science degree in computer engineering from the University of Florida.

“I've supported IZEA's mission since it was founded,” said Mr. Rua. “Ted's vision for the future was many years ahead of the market, but if you look at the evolution of social media marketing his vision is becoming a reality. I believe IZEA's early leadership in creating this market has positioned it well for growth and success.”

Mr. Rua joins existing IZEA Board of Directors Ted Murphy, Donna Mackenzie and Ed Sim.

About IZEA

IZEA, Inc. (“IZEA”) is the world leader in social media sponsorship, operating multiple marketplaces including Staree, WeReward, SponsoredTweets and SocialSpark. IZEA connects advertisers with social media publishers, helping them monetize their social media presence. The company has completed over three million social media sponsorships for customers ranging from small local businesses to Fortune 50 organizations. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and general economic conditions that are less favorable than expected.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement/.

Media Contact

Jennifer Brown
248-376-8079
IZEA, Inc.
jenniferb@izea.com